Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-___) on Form S-8 of The Hackett Group, Inc. of our reports dated March 9, 2018, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of The Hackett Group, Inc., appearing in the Annual Report on Form 10-K of The Hackett Group, Inc. for the year ended December 29, 2017.

/s/ RSM US LLP

Fort Lauderdale, Florida

September 6, 2018